Exhibit 10.17

SEPARATION AGREEMENT AND GENERAL RELEASE

SACHEM CAPITAL CORP., a New York corporation (“Company”) and JOHN E. WARCH (“Employee”) agree to enter into this SEPARATION AGREEMENT AND GENERAL RELEASE dated as of May 5, 2023 as follows:

WHEREAS, Company and Employee have entered into an Employment Agreement, dated as of July 26, 2022, pursuant to which Company hired Employee as its Chief Financial Officer (the “Employment Agreement”); and

WHEREAS, Company has decided to terminate Employee’s employment with Company.

NOW, THEREFORE, subject to the terms and conditions set forth in this Separation Agreement and General Release (“Agreement”), Company and Employee hereby mutually agree as follows:

1.Last Day of Employment.

Employee’s last day of employment with Company is May 4, 2023 (the “Termination Date”).

2.	Consideration.

In consideration for the execution by Employee of this Agreement and Employee’s fulfillment of the promises contained herein Company agrees:

(a)

To pay Employee ten (10) days base salary in consideration of Employee’s Agreement to waive his right to notice as required by Paragraph 6(e) of the Employment Agreement, which amount shall be payable on Company’s next usual payroll date following the expiration of seven (7) days after receipt by Company of this Agreement executed by Employee;

(b)	To pay the Employee his accrued but unpaid base salary up to the Termination Date;

(c)

To pay Employee six (6) months of base salary in the aggregate amount of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500.00), less lawful deductions (the “Severance”), which Severance shall be payable over six (6) months in equal increments commencing with Company’s next usual payroll date following the expiration of seven (7) days after receipt by Company of this Agreement executed by Employee;

(d)	To pay COBRA on Employee’s behalf for six (6) months following the Termination Date; and

(e)

Not to bring any action against Employee for any action committed by Employee up to the date of Employee’s execution of this Agreement, except to the extent such action constitutes gross negligence, willful misconduct, fraud or a felony crime.

3.	No Other Severance Benefits or Consideration.

Employee acknowledges and agrees that Employee is not entitled to any severance benefits or other payments to which he may otherwise be entitled under the Employment Agreement or under any agreement (including this Agreement), plan, program or arrangement maintained by Company, or consideration of any other kind except for Employee’s execution of this Agreement and the fulfillment of the promises set forth herein.  Employee further agrees and acknowledges that any and all unvested restricted common shares of Company previously awarded to Employee are hereby forfeited forever.

4.General Release of Claim.

By entering into this Agreement, Employee and Employee’s heirs, executors, administrators, successors and assigns hereby knowingly, voluntarily and completely release and forever discharges Company and any and all of Company’s subsidiaries, parents, branches, divisions, affiliates, related entities, predecessor entities, present and former officers, directors, employees, fiduciaries and agents (collectively the “Released Parties”), individually and in their official capacities, of and from all causes of action, claims, damages, judgments or agreements of any kind, known or unknown, including, but not limited to, all matters arising out of Employee’s employment or business dealings with any of the Released Parties and the cessation thereof, including, but not limited to, any alleged violation of:

●	The National Labor Relations Act;
●	Title VII of the Civil Rights Act of 1964;
●	The Civil Rights Act of 1991, as amended;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act of 1974;
●	The Age Discrimination in Employment Act of 1967;
●	The Immigration Reform Control Act;
●	The Americans with Disabilities Act of 1990;
●	The Federal Rehabilitation Act of 1973, as amended;
●	The Older Worker Benefit Protection Act, as amended;
●	The Occupational Safety and Health Act;
●	The Family and Medical Leave Act of 1993;
●	The Equal Pay Act, as amended;
●	All Connecticut State Laws, including but not limited to:
●	The Connecticut Human Rights and Opportunities Act;
●	The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim;

●	The Connecticut Equal Pay Law;
●	The Connecticut Family and Medical Leave Law;
●	The Connecticut Drug Testing Law;
●	The Connecticut Whistleblower Law;
●	The Connecticut AIDS Testing and Confidentiality Law;
●	The Connecticut Age Discrimination and Employee Benefits Law;
●	The Connecticut Reproductive Hazards Law;
●	The Connecticut Smoking Outside the Workplace Law;
●	The Connecticut Electronic Monitoring of Employees;
●	The Connecticut Wage Hour and Wage Payment Laws, as amended;
●	Connecticut Paid Sick Leave Law; and
●	Connecticut OSHA, as amended;
●	any other federal, state or local civil or human rights, tort or defamation laws, or any other local, state or federal law, regulation or ordinance;
●	any public policy, contract, tort, or common law; or
●	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

5.No Claims Exist.

Employee confirms that no claim, charge, complaint, or action instituted by Employee exists in any forum or form against Company.  Employee will not in the future file any claim, charge, complaint or action against Company before any federal, state or local court or agency.  In the event that any such claim, charge, complaint or action is filed by another entity or person(s) against Company on your behalf, (i) Employee shall not be entitled to recover any relief or recovery there from including costs and attorney’s fees and (ii) Employee shall pay all costs and expenses of defending such action incurred by Company including reasonable attorney’s fees to the extent permitted by applicable federal law.

Employee affirms Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.

6.No Participation In Claims.

Employee understands that if this Agreement were not signed, Employee would have the right to voluntarily assist other individuals or entities in bringing claims against Company.  Employee hereby waives that right and Employee will not provide any such assistance other than assistance in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other agency of the United States government.

7.No Future Application for Employment.

Employee acknowledges that because of circumstances unique to Employee, including, but not limited to irreconcilable differences with Company, Employee is not qualified to hold any position with Company now or in the future and Employee shall not apply in the future for employment with Company.

8.Return of Property.

Contemporaneously with the delivery of this executed Separation Agreement, Employee shall return to Company all documents and materials that relate to Company, and any property of Company in Employee’s possession or control.

9.Nonadmission of Wrongdoing.

The parties understand and agree that neither the making of this Agreement nor anything contained herein shall in any way be construed or considered as an admission on the part of Company regarding any liability, wrongdoing, or unlawful conduct of any kind.

10.Non-Disclosure.

Employee agrees that Employee will not disclose the terms of this Agreement to any third party other than Employee’s immediate family, attorney, accountants, or other consultants or advisors, except as may be required by any governmental authority; provided that any such persons agree that they will be bound by the non-disclosure requirements of this provision and that any breach by a third party will be considered to be a breach by Employee.

11.Breach of this Agreement.

Employee agrees that if Employee breaches any of the promises set forth in this Agreement or if Employee challenges this Agreement and General Release, Company will have the right to terminate the payments described in Paragraph 2 and/or seek restitution in connection therewith without otherwise affecting the terms of the General Release.

12.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.  If any provision of the Agreement is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Agreement, except to such extent or in such application, shall not be affected, and each and every provision of the Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

13.Entire Agreement.

This Agreement shall supersede any and all existing oral or written agreements between Employee and Company and any representations, or warranties of Company or its present or former affiliates or subsidiaries.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to sign this Agreement, except for those set forth in this Agreement.  Notwithstanding the foregoing, Employee shall remain bound by the terms of the Restrictive Covenants and Confidentiality provisions set forth in Exhibit 2 to the Employment Agreement.

14.Right to Revoke.

Employee acknowledges that Employee has been advised to consult with an independent attorney of Employee’s own choosing prior to signing and accepting this Agreement.  Employee also understands Employee has twenty-one (21) days to consider this Agreement before signing it.

In addition, Employee has the right to revoke this Agreement at any time during the seven (7) day period following the date on which Employee first signs the Agreement.  If Employee wants to revoke, Employee must make a revocation in writing which states: “I hereby revoke my acceptance of the Separation Agreement and General Release”.  This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to Sachem Capital Corp., 568 East Main Street, Branford, Connecticut 06405, Attention:  John L. Villano, CEO, otherwise the revocation will not be effective.

15.Effective Date.

This Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 14 above.

16.	Non-Disparagement.

(a)

Employee agrees that Employee will not, without the prior written consent of Company, make or cause to be made any oral or written statements to any person, firm, corporation or governmental or other entity which reflect negatively on Company or any of its direct or indirect parents, subsidiaries, affiliates, related companies, successors and assigns, or on its and their directors, officers, members and employees, or which could reasonably be understood to be detrimental to the business interests of Company or any of its direct and indirect parents, subsidiaries, affiliates, related companies, successors and assigns, or to its and their directors, officers, member and employees, provided that nothing herein shall restrict Employee from making any statement in response to an inquiry from any governmental entity, pursuant to subpoena, or as may otherwise be required by law, provided Employee immediately gives notice to Company of such inquiry and shall give Company the opportunity to challenge such disclosure.

(b)

Company agrees that Company will not make or cause to be made any oral or written statements that reflect negatively on Employee, provided that nothing herein shall restrict Company from making any statement, written or oral, in response to an inquiry from any governmental entity, pursuant to subpoena, or as may otherwise be required by any law, rule, regulation to which Company may be subject, or which the Company, upon the advice of counsel is reasonable, necessary or advisable to protect the reputation or business of Company.

17.Miscellaneous.

(a)	Amendment. This Agreement may not be amended except by a written agreement signed by the parties.

(b)

Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Separation Agreement.

(d)

Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE’S RIGHT TO RECEIVE BENEFITS SET FORTH IN THIS SEPARATION AGREEMENT IS SUBJECT TO EMPLOYEE’S COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS SEPARATION AGREEMENT AND THAT EMPLOYEE WOULD NOT RECEIVE SUCH BENEFITS BUT FOR EMPLOYEE’S EXECUTION OF THIS SEPARATION AGREEMENT.

EMPLOYEE ALSO UNDERSTANDS THAT BY SIGNING THIS SEPARATION AGREEMENT, EMPLOYEE WILL BE WAIVING EMPLOYEE’S RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES. EMPLOYEE UNDERSTANDS THAT EMPLOYEE HAS 21 DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:	SACHEM CAPITAL CORP.

By:	/s/ John L. Villano
John L. Villano, Chief Executive Officer
Date:	05/05/2023

EMPLOYEE:

/s/ John E. Warch
John E. Warch
Date:	05/05/2023